Exhibit 99.1

2005-20

Contact: R. Scott Amann
Vice President, Investor Relations
(713) 513-3344

COOPER CAMERON BOARD APPROVES 2-FOR-1 STOCK SPLIT

HOUSTON (November 10, 2005) — Cooper Cameron Corporation’s board of directors has declared a 2-for-1 split of the Company’s common stock in the form of a stock dividend, payable on December 15, 2005 to shareholders of record as of November 21, 2005. The split will increase Cooper Cameron’s total shares outstanding from 56.9 million to approximately 113.8 million.

Cooper Cameron Chairman, President and Chief Executive Officer Sheldon R. Erikson said, “This marks the second 2-for-1 split of Cooper Cameron’s stock in its ten-year history, and should be viewed as an indication of the Board’s confidence in both the Company’s current performance and its long-term outlook. We also believe that this will serve to make Cooper Cameron common stock a more affordable investment option for a larger universe of investors.”

Cooper Cameron Corporation (NYSE: CAM) is a leading international manufacturer of oil and gas pressure control equipment, including valves, wellheads, controls, chokes, blowout preventers and assembled systems for oil and gas drilling, production and transmission used in onshore, offshore and subsea applications, and provides oil and gas separation, metering and flow measurement equipment. Cooper Cameron is also a leading manufacturer of centrifugal air compressors, integral and separable gas compressors and turbochargers.

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Website: www.coopercameron.com